CONSENT OF ERIC JENSEN

In connection with the filing of the annual report on Form 20-F for the year ended December 31, 2018 (the “Annual Report”) of EMX Royalty Corporation (the “Company”) with the U.S. Securities and Exchange Commission, I hereby consent to the references to my name in the Annual Report.

Dated: April 1, 2019.

“Eric Jensen”
Eric Jensen